EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of Independence Contract Drilling, Inc. (the “Company”) of our report dated March 21, 2014, except for Note 3, Earnings (loss) per Share, and Note 12, Segment and Geographical Information, as to which the date is May 12, 2014 and except for the stock split as described in Note 16 to the financial statements as to which the date is July 24, 2014, relating to the financial statements which appears in the Company’s prospectus filed pursuant to Rule 424(b) in connection with the Company’s Registration Statement on Form S-1 (File No. 333-196914).

/s/ PricewaterhouseCoopers LLP

Houston, Texas

August 13, 2014